As filed with the Securities and Exchange Commission on September 11, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HOSPITALITY PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	04-3262075 (I.R.S. Employer Identification Number)

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(Address of Principal Executive Offices) (Zip Code)

Hospitality Properties Trust

2012 Equity Compensation Plan

(Full title of the plan)

Mark L. Kleifges

Treasurer and Chief Financial Officer

Hospitality Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(Name and address of agent for service)

(617) 964-8389

(Telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares of Beneficial Interest, $.01 par value per share	2,965,197	$26.91	$79,793,451.27	$10,883.83

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional common shares of beneficial interest, par value $.01 per share, of the Registrant, which may become issuable under the Hospitality Properties Trust 2012 Equity Compensation Plan by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected that results in an increase in the number of the Registrant’s outstanding common shares. Includes associated common share purchase rights issued pursuant to the Registrant’s Renewed Rights Agreement, dated as of May 15, 2007, as amended. Prior to the occurrence of certain events, the common share purchase rights will not be exercisable or evidenced separately from the Registrant’s common shares.

(2)                                  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s common shares on the New York Stock Exchange on September 6, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to individuals participating in the Hospitality Properties Trust 2012 Equity Compensation Plan, or the Plan, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, or the Commission, as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, consistent with the instructions to Part I of Form S-8. These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Hospitality Properties Trust, or the Company, hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended;

•                  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

•                  Current Reports on Form 8-K filed with the Commission on March 12, 2013, March 19, 2013, May 21, 2013, May 31, 2013, June 3, 2013, June 11, 2013, July 2, 2013, September 3, 2013 and September 11, 2013;

•                  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, from the Company’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 15, 2013;

•                  the description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A dated August 14, 1995, including any amendments or reports filed for the purpose of updating that description; and

•                  the description of Company’s common share purchase rights contained in the Company’s Registration Statement on Form 8-A dated May 16, 2007, including any amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company’s declaration of trust includes provisions limiting the liability of its trustees and officers for money damages and the Company to indemnify its trustees and officers against any claim or liability to which they may become subject by reason of their status or actions as trustees or officers of the Company to the maximum extent permitted by Maryland law.

The Company’s declaration of trust also obligates the Company to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust formed under Maryland law to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors, officers, employees and agents of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Company has also entered into indemnification agreements with its trustees and its officers providing for procedures for indemnification by the Company to the fullest extent permitted by law and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Company.

The Commission has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Reference is made to the Company’s declaration of trust filed as Exhibit 3.1 to its Current Report on Form 8-K filed with the Commission on January 18, 2012. Reference is also made to the Company’s indemnification agreements with its trustees and officers, a form of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on May 14, 2012.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1

Composite Copy of Amended and Restated Declaration of Trust dated as of August 21, 1995, as amended to date. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 13, 2012.)

4.2	Articles Supplementary dated as of June 2, 1997. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.)

4.3	Articles Supplementary dated as of March 5, 2007. (Incorporated by reference to the Company’s Current Report on Form 8-K dated March 2, 2007.)

4.4

Amended and Restated Bylaws of the Company adopted August 6, 2012. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q/A, Amendment No. 2, for the fiscal quarter ended June 30, 2012.)

4.5	Form of Common Share Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.)

4.6

Renewed Rights Agreement, dated as of May 15, 2007, between the Company and Wells Fargo Bank, National Association, as Rights Agent, including as Exhibit A thereto the Form of Rights Certificate and as Exhibit B thereto a Form of Summary of Rights to Purchase Common Shares. (Incorporated by reference to the Company’s Current Report on Form 8-K dated May 16, 2007).

4.7

Amendment to Renewed Rights Agreement, dated as of June 11, 2013, between the Company and Wells Fargo Bank, National Association. (Incorporated by reference to the Company’s Current Report on Form 8-K dated June 10, 2013.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Hospitality Properties Trust 2012 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated May 9, 2012.)

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on September 11, 2013.

HOSPITALITY PROPERTIES TRUST

BY:	/s/ JOHN G. MURRAY
John G. Murray
President and Chief Operating Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and trustees of Hospitality Properties Trust, hereby severally constitutes and appoints John G. Murray and Mark L. Kleifges to sign for him, and in his name in the capacity indicated below, this registration statement on Form S-8 for the purpose of registering such securities under the Securities Act of 1933, and any and all amendments thereto, hereby ratifying and confirming their signatures as they may be signed by their attorneys to this registration statement and any and all amendments thereto.

Signature	Title	Date

/s/ JOHN G. MURRAY	President and Chief Operating Officer	September 11, 2013
John G. Murray

/s/ MARK L. KLEIFGES	Treasurer and Chief Financial Officer	September 11, 2013
Mark L. Kleifges	(principal financial officer and principal accounting officer)

/s/ BRUCE M. GANS	Independent Trustee	September 11, 2013
Bruce M. Gans

/s/ JOHN L. HARRINGTON	Independent Trustee	September 11, 2013
John L. Harrington

/s/ WILLIAM A. LAMKIN	Independent Trustee	September 11, 2013
William A. Lamkin

/s/ ADAM D. PORTNOY	Managing Trustee	September 11, 2013
Adam D. Portnoy

/s/ BARRY M. PORTNOY	Managing Trustee	September 11, 2013
Barry M. Portnoy

EXHIBIT INDEX

Exhibit Number	Description
4.1

Composite Copy of Amended and Restated Declaration of Trust dated as of August 21, 1995, as amended to date. (Incorporated by reference to the Company’s Current Report on Form 8-K dated January 13, 2012.)

4.2	Articles Supplementary dated as of June 2, 1997. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.)

4.3	Articles Supplementary dated as of March 5, 2007. (Incorporated by reference to the Company’s Current Report on Form 8-K dated March 2, 2007.)

4.4

Amended and Restated Bylaws of the Company adopted August 6, 2012. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q/A, Amendment No. 2, for the fiscal quarter ended June 30, 2012.)

4.5	Form of Common Share Certificate. (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.)

4.6

Renewed Rights Agreement, dated as of May 15, 2007, between the Company and Wells Fargo Bank, National Association, as Rights Agent, including as Exhibit A thereto the Form of Rights Certificate and as Exhibit B thereto a Form of Summary of Rights to Purchase Common Shares. (Incorporated by reference to the Company’s Current Report on Form 8-K dated May 16, 2007).

4.7

Amendment to Renewed Rights Agreement, dated as of June 11, 2013, between the Company and Wells Fargo Bank, National Association. (Incorporated by reference to the Company’s Current Report on Form 8-K dated June 10, 2013.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Ernst & Young LLP. (Filed herewith.)

23.2	Consent of Venable LLP. (Included in Exhibit 5.1.)

24.1	Powers of Attorney. (Included on signature pages.)

99.1	Hospitality Properties Trust 2012 Equity Compensation Plan. (Incorporated by reference to the Company’s Current Report on Form 8-K dated May 9, 2012.)